Exhibit 99.2

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Bank of Georgetown (“Georgetown”), as Appendix B to the prospectus and proxy statement which forms a part of the Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of Georgetown with and into United Bank, a wholly-owned subsidiary of United Bankshares, Inc., and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated: February 23, 2016

Keefe, Bruyette & Woods, Inc.   •  787 Seventh Avenue New York, NY 10019